Exhibit 99.1
AGREEMENT
     The undersigned reporting persons hereby agree that the statements filed pursuant to this Schedule 13D, to which this Agreement is filed as an exhibit, are filed on behalf of each of them.

Date: August 25, 2005	GOFF MOORE STRATEGIC PARTNERS, L.P.

By: GMSP Operating Partners, L.P. Its: General Partner
By: GMSP, L.L.C.
Its: General Partner

By:	/s/ John C. Goff
	Name:	John C. Goff
	Title:	Managing Principal

Date: August 25, 2005	/s/ John C. Goff
John C. Goff